SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CAPITALSOURCE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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John K. Delaney

Chairman of the Board
and Chief Executive Officer

April 7, 2004

Dear Shareholder:

      On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Wednesday, April 28, 2004, at 9:00 a.m. at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, District of Columbia 20024.

      At this meeting you will be asked to vote for the election of three directors, which is discussed in detail in the attached proxy statement.

      Your Board of Directors believes that this proposal is in the best interests of the Company and its shareholders and recommends that you vote in favor of it.

      It is important that your shares be represented at the meeting whether or not you plan to attend. If you are unable to be present at the meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

      Thank you for your continued support.

Cordially,

John K. Delaney

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 28, 2004

To Our Shareholders:

      The 2004 Annual Meeting of Shareholders of CapitalSource Inc. will be held at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, District of Columbia 20024, 9:00 a.m., local time, on April 28, 2004 for the following purposes:

(1)	to consider and act upon a proposal to elect three directors to the Company’s Board of Directors; and

(2)	to transact such other business, if any, as may properly come before the meeting.

      The Board of Directors has set the close of business on March 5, 2004 as the record date to determine the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

      YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

By Action of the Board of Directors

Steven A. Museles
Chief Legal Officer and Secretary

Chevy Chase, Maryland

April 7, 2004

PROXY STATEMENT

2004 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CapitalSource Inc. for the 2004 Annual Meeting of Shareholders to be held on April 28, 2004 at 9:00 a.m. at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, District of Columbia 20024.

Who Can Vote

      Shareholders of record on March 5, 2004 may attend and vote at the 2004 annual meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 118,832,838 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of capital stock outstanding on March 5, 2004 and entitled to vote at the annual meeting will constitute a quorum to conduct business. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are not voted by the broker or other nominee (“broker non-votes”) on some but not all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote with respect to those matters for which no vote is cast.

      A list of shareholders entitled to vote at the 2004 annual meeting will be open to examination by any shareholder, for any purpose germane to the 2004 annual meeting, during normal business hours for a period of ten days before the 2004 annual meeting and during the 2004 annual meeting at the Mandarin Oriental Hotel, 1330 Maryland Avenue, SW, Washington, District of Columbia 20024.

      This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 7, 2004.

Voting Procedures

      If you are unable to be present at the meeting in person, you may grant a proxy by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. Shares represented by proxies will be voted as directed by the shareholder. Unless you direct otherwise, if you grant a proxy your shares will be voted FOR the Board’s three nominees for the Board of Directors. If you return your proxy by mail, you have the right to revoke your proxy in writing (by another proxy bearing a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke your proxy. Votes submitted by mail must be received on or before April 27, 2004.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

      Our Board of Directors is composed of 11 directors divided into three classes, as nearly equal in number as possible, in accordance with our bylaws. Each class, upon election or re-election at an annual meeting, will serve a three-year term. The Board of Directors held four meetings during 2003 and each of the directors attended at least 75% of the meetings of the Board and each committee of the Board on which he or she served, except that Paul Wood was unable to attend two meetings of the Board of Directors prior to our initial public offering. In August 2003, immediately prior to our initial public offering, the Company became a corporation. Prior to that time, the Company operated as a limited liability company. Information in this section of the proxy statement regarding our Board and its committees does not include information about CapitalSource Holdings LLC, our predecessor, and its Board of Managers and committees.

      The Board of Directors of the Company conducts its business through meetings of the Board and its three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors as required by the rules of the New York Stock Exchange (the “NYSE”).

Audit Committee

      Our Audit Committee consists of William G. Byrnes, who serves as Chairman, Dennis P. Lockhart and Sara L. Grootwassink, each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors and under the independence standards adopted by the Securities and Exchange Commission (“SEC”) that are applicable only to audit committee members. A discussion of these standards is set forth below under “Independent Directors.” Our Audit Committee’s charter provides that the Audit Committee shall have a designated “audit committee financial expert” within the meaning of SEC rules. Our Board has determined that Mr. Byrnes qualifies as an audit committee financial expert. The Board has also determined that Mr. Byrnes’ service on two other public company audit committees does not impair his ability to serve effectively on the Company’s Audit Committee, and in fact enhances the expertise that he brings to the Company’s Audit Committee.

      The Audit Committee’s primary duties and assigned roles are to:

•	serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

•	oversee the audit and other services of our outside independent auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside independent auditors, who report directly to the Audit Committee;

•	provide an open avenue of communication among the outside independent auditors, accountants, financial and senior management, the internal auditing department, the corporate compliance department and our Board; and

•	resolve any disagreements between management and the outside independent auditors regarding financial reporting.

      The Audit Committee charter mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent auditors. The Audit Committee met two times during 2003. The Audit Committee charter is included as Appendix A to this proxy statement and is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Audit Committee charter without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.

Compensation Committee

      Our Compensation Committee consists of Tully M. Friedman, who serves as Chairman, Timothy M. Hurd and Thomas F. Steyer, each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The purpose of the Compensation Committee is to discharge the Board of Directors’ responsibilities relating to compensation of our directors and executive officers, and to administer and implement our incentive compensation plans and equity-based plans. The Compensation Committee met four times during 2003. The Compensation Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Compensation Committee charter without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.

Nominating and Corporate Governance Committee

      Our Nominating and Corporate Governance Committee consists of Paul R. Wood and Andrew B. Fremder, who serves as Chairman. Each member has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The primary functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, and retirement and procedures affecting Board members; and

•	monitor our performance in meeting our obligations of fairness in internal and external matters, and our principles of corporate governance and practices.

      The Nominating and Corporate Governance Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In order for the Board of Directors to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of the NYSE. The charter requires that the Committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders. The Committee must also assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those director candidates that appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

      In making recommendations for director nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written suggestions of shareholders received by the Chief Legal Officer of the Company by no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual meeting of shareholders. Suggestions must be mailed to CapitalSource Inc., 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated.

      The Nominating and Corporate Governance Committee did not meet during 2003. The Nominating and Corporate Governance Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Nominating and Corporate Governance Committee charter without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.

Corporate Governance

      We are dedicated to establishing and maintaining high standards of corporate governance. Our executive officers and the members of our Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe will serve the long-term interests of our shareholders and employees. Since our initial public offering, we have appointed three additional independent directors and continue to implement our corporate governance initiatives. As discussed in more detail below, we believe these initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as the corporate governance listing standards adopted by the NYSE and approved by the SEC. On an ongoing basis, our Board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.

Independent Directors

      The NYSE’s corporate governance listing standards include a requirement that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under these rules, the Board of Directors must affirmatively determine that the director has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. In addition, the NYSE’s rules set forth certain relationships between a director, or an immediate family member of a director, and the company which would preclude the Board of directors from determining a director to be independent. We are also required to disclose in our proxy statement any director who serves or has served as an executive officer of a charitable organization if, within the preceding three years, the charitable organization has received contributions from us or any of our subsidiaries which, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

      To further assist the Board in evaluating the materiality of relationships for purposes of assessing the independence of incumbent directors and director nominees, the Board has adopted objective standards as permitted by the NYSE rules. The objective standards our Board has adopted do not override the NYSE’s rules on independence. A relationship that is not disqualifying under the NYSE standards will nevertheless be further evaluated against our objective standards in determining a director’s independence. Our objective standards provide that a director who served or has served as an executive officer of a charitable organization to which our contributions, excluding matching employer contributions, do not exceed 2% of that organization’s annual charitable receipts in any of the past three fiscal years may be considered independent by the Board. In addition, the objective standards provide that lending and investment transactions between us and any entity for which a director (or an immediate family member of the director) is an officer, director, member, partner, or 5% or more owner, any direct or indirect subsidiary of such entity, or any other entity in which such related entity possesses a 10% or greater equity or voting interest or otherwise controls such other entity will be deemed by the Board not to be material if:

•	such transaction was made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients;

•	with respect to extensions of credit, we followed credit underwriting procedures that were not less stringent than those for comparable transactions with our unrelated clients;

•	the maximum amount of funds proposed to be committed does not exceed 2% of our total consolidated assets; and

•	taken together with all loans made to, or investments made in, entities in which the related entity possesses a 10% or greater equity or voting interest or otherwise controls such other entity, the aggregate amount of funds loaned to, or invested in, such entities does not exceed 5% of our total consolidated assets.

      Finally, other business relationships between us and one of our directors (or an immediate family member of the director), any entity which the director can be found to control directly or indirectly, or any other entity in which such related entity possesses a 10% or greater equity or voting interest or otherwise controls such other entity made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients will be deemed by the Board not to be material.

      The Board of Directors has determined that eight of the Board’s nine current non-management members, a majority of the Board, are “independent” directors for the purposes of the NYSE’s rules. Mr. Eubank was determined not to qualify as an independent director as a result of his positions with Wachovia Capital Partners and Wachovia Corporation, an affiliate of which has been one of our primary lenders since our inception.

      Recently adopted SEC rules impose additional independence requirements for all members of the Audit Committee. These rules set forth two basic criteria. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the company or its affiliate, other than in the member’s capacity as a member of the board of directors and any board committee. The second basic criterion for determining independence provides that a member of the audit committee of a listed company’s board may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the board and any board committee. For this purpose, designees of affiliated persons are also disqualified. As noted above, Messrs. Byrnes and Lockhart and Ms. Grootwassink qualify as “independent” under these SEC rules.

      Consistent with the NYSE’s corporate governance listing standards, our Principles of Corporate Governance call for the non-management directors to meet in regularly scheduled executive sessions without management. The non-management directors select a representative to serve as the presiding director at the executive sessions. The Board has selected Mr. Friedman to serve as the presiding director at any executive sessions held in 2004. The presiding director will also preside at meetings of the full Board if the Chairman is not present.

Communicating with Your Board

      Interested parties, including shareholders, may communicate their concerns directly with the full Board, the presiding director or the non-management directors as a group by writing to the Board of Directors, the presiding director or the non-management directors, c/o CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. The Company’s policy on director attendance at annual meetings may be found on the Company’s website at http://www.capitalsource.com.

Principles of Corporate Governance

      Our Principles of Corporate Governance address a number of topics, including:

•	director independence and qualification standards;

•	director orientation and continuing education;

•	director compensation;

•	time requirements;

•	management succession;

•	annual Board self-evaluations; and

•	financial controls and reporting.

      We have from time to time in the past made, and expect that we may from time to time in the future make, loans or invest in the equity securities of companies in which affiliates of our directors have interests. Our Board considers every transaction of this type, and none is approved without the consent of all disinterested directors.

      Our Nominating and Corporate Governance Committee will review the Principles of Corporate Governance on a regular basis, and the Board will review any proposed additions or amendments to the Principles of Corporate Governance. The Principles of Corporate Governance are posted on our website at

http://www.capitalsource.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer.

Ethics Policy

      Our Board and Audit Committee have also adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The Code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading compliance;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

      We have implemented “whistleblower” procedures by establishing formal procedures for receiving and handling complaints from employees. As discussed in the Code, we have made a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported to this hotline will be communicated promptly to the Audit Committee.

      The Audit Committee will review the Code on a regular basis, and propose or adopt additions or amendments to the Code as appropriate. The Code is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Code without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. Any additions or amendments to the Code of Business Conduct and Ethics, and any waivers of the Code for executive officers or directors, will be posted on the Company’s website and similarly provided without charge upon written request to this address.

Approval of Proposal 1

      The three nominees who receive the most affirmative votes will be elected as directors. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

      The principal occupations and business experience of the Board’s nominees and of the continuing directors are described below.

      The following have been nominated for election at the 2004 Annual Meeting for a term that ends at the 2007 Annual Meeting:

Andrew B. Fremder

      Mr. Fremder, 42, is a member of and a consultant to Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. He served as a managing member and Chief Financial Officer of Farallon until February 1, 2003. Also, since April 1, 2003, he has been a co-founder, President and member of the board of directors of East Bay College Fund, a private non-profit corporation. Mr. Fremder has been a member of our Board since our inception in 2000.

Tully M. Friedman

      Mr. Friedman, 62, has served as the Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, a private equity firm, since the firm was founded in 1997. From 1984 until 1997, he co-founded and served as one of two managing general partners of Hellman & Friedman, a San Francisco-based private investment firm. Mr. Friedman currently serves as a director of Tempur-Pedic International Inc., The Clorox Company and Mattel, Inc. Mr. Friedman has been a member of our Board since our inception in 2000.

Paul R. Wood

      Mr. Wood, 50, co-founded Madison Dearborn Partners, LLC and has been a Managing Director of the firm since its inception in 1993. Prior to founding Madison Dearborn Partners, LLC, Mr. Wood served as a vice president of First Chicago Venture Capital for nine years. Previously, he worked with the venture capital unit of Continental Illinois Bank from 1978 to 1983. Mr. Wood serves on the board of directors of Hines Horticulture, Inc., a producer and distributor of horticultural products. Mr. Wood has been a member of our Board since our inception in 2000.

      The following directors are serving on the Board for a term that ends at the 2005 Annual Meeting:

Frederick W. Eubank, II

      Mr. Eubank, 40, has been a Partner of Wachovia Capital Partners, LLC (formerly First Union Capital Partners) since 1995. Prior to joining Wachovia Capital Partners, he worked in Wachovia’s Specialized Industries Group (formerly First Union’s Specialized Industries Group). Mr. Eubank has been a member of our Board since our inception in 2000.

Jason M. Fish

      Mr. Fish, 46, a co-founder of the company, is our President, a director and is a member of our Executive Management Committee. He has been our President and has served on our Board since our inception in 2000. From inception until our reorganization as a corporation, Mr. Fish also served as one of our two Executive Managers. Prior to founding CapitalSource, Mr. Fish was employed from 1990 to 2000 by Farallon Capital Management, L.L.C., serving as a managing member from 1992 to 2000. Mr. Fish was responsible for the real estate activities of and was involved in both credit and private equity investing for Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. and their affiliates. Before joining Farallon, Mr. Fish worked at Lehman Brothers Inc., where he was a Senior Vice President responsible for its financial institution investment banking coverage on the West Coast. Mr. Fish currently serves on the board of directors of Town Sports International Inc.

Timothy M. Hurd

      Mr. Hurd, 34, has been a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity firm with approximately $8.0 billion of equity capital under management, since 2000. Prior to joining Madison Dearborn Partners in 1996, LLC, Mr. Hurd was a financial analyst with Goldman, Sachs & Co. Mr. Hurd has been a member of our Board since our inception in 2000.

Dennis P. Lockhart

      Mr. Lockhart, 57, has served as a professor of international business and finance at Georgetown University since August 2003. Since 2001, Mr. Lockhart has also been a partner of Zephyr Management, L.P., a private investment firm. Prior to joining Zephyr, Mr. Lockhart was an executive vice president and a member of the board of directors of Heller Financial, Inc. Before joining Heller Financial, Mr. Lockhart spent 16 years in a variety of corporate finance and management positions at Citicorp. Mr. Lockhart serves on the board of directors of Tri-Valley Corporation, a company in the business of exploring, acquiring and developing petroleum and precious metals properties. Mr. Lockhart has been a member of our Board since October 2003.

      The following directors are serving on the Board for a term that ends at the 2006 Annual Meeting:

William G. Byrnes

      Mr. Byrnes, 53, has been a private investor since January 2001. From January 2000 until April 2000, Mr. Byrnes served as interim CEO of Meditrust Corp. From June 1999 until December 2000, Mr. Byrnes was the Chairman and CEO of Inceiba, LLC, a start-up incubator. Mr. Byrnes was previously a Distinguished Teaching Professor of Finance at Georgetown University’s McDonough School of Business from August 1988 to May 1999. Mr. Byrnes served as a Managing Director of Alex. Brown & Sons from July 1981 until February 1998. Mr. Byrnes currently serves on the boards of directors of La Quinta Corporation, LQ Properties, Sizeler Property Investors and Security Capital Preferred Growth, an institutional investment fund. Mr. Byrnes also serves as non-executive Chairman of BuzzMetrics, a consulting firm, and is on the Board of Regents of Georgetown University. Mr. Byrnes has been a member of our Board since October 2003.

John K. Delaney

      Mr. Delaney, 40, a co-founder of the company, is our Chief Executive Officer, Chairman of our Board and is a member of our Executive Management Committee. He has been the Chief Executive Officer and has served on our Board since our inception in 2000. From inception until our reorganization as a corporation, Mr. Delaney served as one of our two Executive Managers. From 1993 until its sale to Heller Financial in 1999, Mr. Delaney was the co-founder, Chairman and Chief Executive Officer of HealthCare Financial Partners, Inc., a provider of commercial financing to small and medium-sized healthcare service companies.

Thomas F. Steyer

      Mr. Steyer, 46, has been the Senior Managing Member and acting chief investment officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. since their inception in 1986. Mr. Steyer is also a managing director of Hellman & Friedman, a San Francisco-based private investment firm. Prior to founding Farallon and joining Hellman & Friedman in 1986, Mr. Steyer worked for Goldman, Sachs & Co. and Morgan Stanley & Co. Mr. Steyer has been a member of our Board since our inception in 2000.

Sara L. Grootwassink

      Ms. Grootwassink, 36, has served as the Chief Financial Officer of Washington Real Estate Investment Trust since May 2002. Ms. Grootwassink joined Washington Real Estate Investment Trust in December 2001 as Managing Director, Finance and Capital Markets. From 1999 through 2001, Ms. Grootwassink served as Vice President, Finance and Investor Relations at Corporate Office Properties Trust and, from 1998 through 1999, as Equity Analyst at Johnston, Lemon & Co. Previously, Ms. Grootwassink served as Vice President Commercial Real Estate at Riggs Bank, N.A. from 1996 through 1998. Ms. Grootwassink is a past member of NAREIT’s Investor Advisory Council and serves on the editorial advisory board of Real Estate Portfolio magazine. Ms. Grootwassink has been a member of our Board since April 2004.

REPORT OF THE AUDIT COMMITTEE

      As discussed above, the Audit Committee serves as an independent and objective body to monitor and assess our financial reporting practices and the quality and integrity of our financial reports, including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee also appoints the Company’s independent auditors, which appointment may be ratified by the shareholders. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics and assuring appropriate disclosure of any waiver of or change in the Code for senior financial officers or the chief executive officer, and for reviewing the Code on a regular basis and proposing or adopting additions or amendments to the Code as appropriate. In connection with the Code, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter, a copy of which is included as Appendix A to this proxy statement, that has been adopted by the Board of Directors.

      The Audit Committee members are William G. Byrnes, Chairman, Dennis P. Lockhart and Sara L. Grootwassink. Each member of the Audit Committee is an independent director within the meaning of the NYSE’s rules and the requirements of the SEC. The Board of Directors determined that Mr. Byrnes is an audit committee financial expert under the SEC rules. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Committee’s members in business, financial and accounting matters.

      During fiscal years 2003 and 2002, the Company’s independent auditors, Ernst & Young LLP (“E&Y”), rendered services to the Company for the following fees:

	2003	2002

	($ in thousands)
Audit Fees	$1,154	$298
Audited-Related Fees(1)	329	265
Tax Fees(2)	739	168
All Other Fees (3)	—	—

Total	$2,222	$731

(1)	Audit-Related Fees relate to consultation on financial accounting and reporting issues and standards, to the extent the provision of such services by the auditors is not required for compliance with generally accepted auditing standards; the performance by the independent accountants of agreed-upon procedures in connection with debt transactions; and attest services that are not required by statute or regulation, such as agreed-upon procedures reports issued to satisfy debt terms.

(2)	Tax Fees relate to tax compliance, tax planning and advice. These services include tax return preparation, advice on state and local tax issues and tax planning in connection with our initial public offering.

(3)	There were no services rendered other than those identified in the above categories.

      The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee reviews and approves the list of pre-approved services and the threshold estimates of cost of performance of each. The independent auditor is required to provide detailed information regarding the services and an estimate of the costs of performance not less than five business days before commencing any work. Under its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one of its members. The Audit Committee has delegated this authority to Mr. Byrnes.

      The Audit Committee has received from E&Y written disclosures regarding E&Y’s independence as set forth in Standards Board Standard No. 1 and has discussed with E&Y its independence. The Audit Committee has considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. The Audit Committee also has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90, including the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company’s audited financial statements with the internal auditors, E&Y and management.

      The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y in connection with its review of the Company’s audited financial statements for the year ended December 31, 2003. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence under Standards Board Standard No. 1 and the matters required to be discussed under Statements on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K and the Board has approved that recommendation. Because Ms. Grootwassink joined our Board and the Audit Committee after the events described in this and the preceding paragraph, her name does not appear below.

Audit Committee

William G. Byrnes, Chairman
Dennis P. Lockhart

Independent Auditors

      The Audit Committee intends to appoint E&Y as its independent auditors for the 2004 fiscal year at its April 2004 meeting. A representative of Ernst & Young LLP is expected to be present at the 2004 annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Loans to Executive Officers

      During 2002, several of our executive officers made full recourse promissory notes to us in exchange for loans used to exercise options. The following table shows the date of each loan, the largest aggregate amount of indebtedness outstanding under each loan since January 1, 2003, and the outstanding principal balance of each loan as of April 1, 2004.

		Largest Aggregate
		Amount of	Principal
		Indebtedness	Amount
		Outstanding since	Outstanding as of
Executive Officer	Date of Loan	January 1, 2003	April 1, 2004

Bryan M. Corsini	1/31/02	$180,000	$—
Dean C. Graham	1/31/02	$262,500	$—
Joseph A. Kenary, Jr.	1/31/02	$217,500	$—
Steven A. Museles	1/31/02	$150,000	$—
Michael A. Szwajkowski	4/30/02	$263,192	$263,192

      Each note bears interest at the rate of 5.25% per annum and becomes due and payable on the earlier of the fifth anniversary of the date made or the date the executive officer ceased employment with the Company. Additional draws may not be made under these notes, and we cannot extend the term or otherwise modify the terms of these notes.

Transactions with Affiliates of Wachovia Capital Partners

      During 2003, Wachovia Capital Partners, LLC, held greater than five percent of the outstanding shares of our common stock. Wachovia had the right to designate one manager to the board of managers of our predecessor company, CapitalSource Holdings LLC. Wachovia designated Frederick W. Eubank, II, to fill that seat. Mr. Eubank currently serves on our Board of Directors and, although Wachovia’s right to designate a manager terminated in connection with our initial public offering in August 2003, we expect that he will continue to serve on our Board until his term expires at our 2005 annual meeting. Mr. Eubank is an officer of each of Wachovia Corporation and Wachovia Bank, NA. He is also a partner of Wachovia Capital Partners, LLC.

      We have entered into a number of transactions with Wachovia Capital Partners, LLC and its affiliates, as described below.

      We are a party to a $700 million credit facility. Wachovia Capital Markets, LLC serves as administrative agent of, and has a 50% interest in, this facility. The interest rate on this facility is 1.15% above the lenders’ commercial paper rates and the highest amount outstanding under this facility has been $610.3 million. The facility has an unused line fee of 0.15%. As of December 31, 2003, the interest rate on this facility was 2.26%. We paid structuring fees to affiliates of Wachovia Capital Partners, LLC of $3.3 million in connection with this facility.

      We are a party to a $115 million credit facility. Wachovia Capital Markets, LLC serves as administrative agent and purchaser agent of this facility and is the only participant in this facility. The interest rate on this facility is 1.50% above the lender’s commercial paper rate and the highest amount outstanding under this facility has been $128.2 million. The facility has an unused line fee of 0.15%. As of December 31, 2003, there were no amounts outstanding on this facility. We paid structuring fees to affiliates of Wachovia Capital Partners, LLC of $0.8 million in connection with this facility.

      We have engaged in loan repurchase transactions with an affiliate of Wachovia Capital Partners, LLC in which we have sold $112.4 million aggregate principal amount of our loans. Under this repurchase agreement, we are obligated to repurchase the loans within specified time periods. An affiliate of Wachovia Capital Partners, LLC earns LIBOR plus 2.50% on these transactions. As of December 31, 2003, all amounts outstanding under this repurchase agreement were repaid.

      An affiliate of Wachovia Capital Partners, LLC is the counterparty on our hedging transactions required under our credit facilities and term debt. Information regarding these hedging transactions is set forth in Note 16, Derivatives and Off Balance Sheet Financial Instruments, in our audited consolidated financial statements for the year ended December 31, 2003.

      In addition, Wachovia Capital Markets, LLC has served as lead manager and an initial purchaser on each of our four term debt transactions in which we have sold an aggregate of $1.3 billion worth of notes. For the four transactions, Wachovia Capital Markets, LLC earned an aggregate of $13.4 million of fees.

      Wachovia Capital Markets, LLC served as one of the representatives of the several underwriters of our initial public offering, for which we paid Wachovia approximately $2.5 million in underwriting discounts and commissions and, in March 2004, served as one of the initial purchasers in our senior convertible debentures offering, for which we paid Wachovia approximately $0.6 million in underwriting discounts and commissions.

      Wachovia Bank, National Association, serves as transfer agent for shares of our common stock.

      In November 2000, we made a $7.5 million senior loan and a $2.5 million subordinated loan to Lakeland Finance, LLC and Lakeland Holdings, LLC, respectively, a business in which Wachovia Capital Partners, LLC owns approximately 32%. The subordinated loan bears interest at 12% payable at maturity and the senior loan bears interest at 0.37% over the prime rate with no interest rate floor. As of March 1, 2004, the aggregate amount drawn under these facilities was $4.0 million. For the year ended December 31, 2003, we recognized aggregate interest and fees related to this loan of $0.6 million. We have also made a $0.5 million equity investment in Lakeland Holdings, LLC.

      In November 2003, we committed to make a $10.5 million senior revolving loan to New Albany Surgical Hospital, LLC, a business in which Wachovia Capital Partners, LLC indirectly holds a 24% interest and over which Wachovia Capital Partners has the right to exert significant influence through its ability to designate three of seven members of the borrower’s managing member. The loan bears interest at 1.5% over the prime rate with an interest rate floor of 5.75%. As of March 1, 2004, $1.6 million was drawn under this facility.

      In March 2004, we committed to make senior and revolving term loans aggregating $3.0 million to Premier Orthopaedic Surgery Center, LLC, a business in which Wachovia Capital Partners, LLC, indirectly holds an interest in excess of 10%. The loans will bear interest at a weighted average rate of 7.58% over LIBOR. As of March 30, 2004, this loan had not yet closed.

      We participate from time to time in syndicated transactions that Wachovia Capital Markets, LLC or its affiliates, originate. In addition, Wachovia Capital Markets, LLC participates from time to time in syndicated transactions that we or our affiliates originate.

Other Related Party Transactions

      Please see “Compensation Committee Interlocks and Insider Participation” below for a discussion, incorporated by reference herein, of additional related party transactions.

Option Grant by Officers

      In December 2002, to provide additional incentives to two of our employees, Messrs. Delaney and Fish granted us an option to purchase 105,000 shares of our common stock held by them; and, in turn, we entered into reciprocal agreements with the two employees providing for the grant of options to purchase an identical number of shares. The options we granted to the two employees vested 20% on the date of grant and vest in equal installments over the next four anniversaries of the grant date. The options we granted to the employees may be exercised at a price of $8.52 per share, and will expire in December 2012 if not previously exercised. We have agreed that we will not exercise our option from Messrs. Delaney and Fish except to acquire shares for delivery upon an exercise by one of the employees of his mirror option. Upon any exercise by us, Mr. Delaney will provide 53% of the shares and Mr. Fish will provide 47%, in each case subject to rounding.

Employment of Family Member

      We employ Nora Fish, the sister of Jason Fish, our President and a director, as our graphic designer. Ms. Fish’s current salary is $77,250 per year and we paid Ms. Fish $95,000 in 2003. On December 31, 2003, we granted Ms. Fish an option to purchase 1,000 shares at an exercise price of $21.68 per share.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee (the “Committee”) has the overall responsibility, power and authority to evaluate and approve the compensation of the Company’s non-employee directors and executive officers, and administer and implement the Company’s incentive compensation plans and equity-based incentive plans. The Committee is composed entirely of independent directors, and has engaged a nationally recognized compensation consulting firm that regularly advises the Committee. In 2003, the Committee consisted of Tully M. Friedman, Chair, Timothy M. Hurd and Thomas F. Steyer.

      The charter of the Committee gives the Committee direct responsibility to

•	oversee the annual evaluation of management;

•	annually review and approve corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer and President;

•	evaluate the performance of the Chief Executive Officer and President in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation levels of the Chief Executive Officer and President;

•	annually review and approve the compensation of the Company’s other executive officers;

•	periodically review and make recommendations to the Board with respect to the compensation of directors;

•	administer and implement the Company’s incentive compensation plans and equity-based incentive plans; and

•	annually assess and make recommendations to the Board with respect to the desirability of proposing any new incentive-compensation plans and equity-based incentive plans and any increase in shares reserved for issuance under existing plans.

Compensation Philosophy and Overview

      The Committee strives to ensure that the Company’s compensation programs motivate and retain talented executive officers and, therefore, serve the best interests of the Company and its stockholders. The Committee’s philosophy relating to executive compensation is to attract and retain highly qualified people at salaries that are externally competitive and internally equitable, and to align the financial interests of senior management to those of our stockholders. The Committee seeks to attain the goal of aligning the interests of management with those of the stockholders by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives.

      The compensation program for executive officers is composed of salaries, annual bonuses and equity-based incentive awards.

Compensation Decisions in 2003

      The previous year brought significant change to the Company. In August 2003, the Company completed its initial public offering. Also in August 2003, the Company became a corporation. From the time of the Company’s founding in 2000 by Mr. Delaney, the Company’s Chief Executive Officer, and Mr. Fish, the President, until August 2003 the Company operated as a limited liability company. Executive compensation decisions for the limited liability company were generally made by Messrs. Delaney and Fish. Compensation for Messrs. Delaney and Fish while the Company operated as a limited liability company was based on employment agreements entered into at the time of the Company’s founding.

      During 2003 the Committee engaged its compensation consultant to conduct a detailed review of compensation levels and practices at a number of publicly traded commercial finance companies, as well as financial services companies similar in size to the Company. Because the Company competes for talented executives with a different group of companies from those that comprise the industry peer group, most or all of the companies surveyed are not part of the industry peer group. Based on this review, the Committee targeted combined salary and bonus levels for executives other than Mr. Delaney and Mr. Fish to fall somewhere between the median and 75th percentile of salary and bonus levels paid by competitors. For equity incentive awards, the Committee targets the median of the competitive range.

      In making compensation decisions for executives in 2003, the Committee considered each executive’s role, responsibilities and performance during the past year. Compensation decisions were also based on factors relating to the Company’s and business group’s performance, including earnings, return on assets, return on equity and the performance of the Company’s stock after its initial public offering. In addition, with respect to the executive officers other than Mr. Delaney and Mr. Fish, the Committee considered Mr. Delaney’s and Mr. Fish’s recommendations for individual compensation. Generally, no one or more of these factors was given more weight than any other, except that equity return for investors was a significant factor in the Committee’s decisions regarding compensation for Mr. Delaney and Mr. Fish. While the Committee considered these Company and individual performance factors in making individual compensation decisions, the Committee’s final compensation decisions were ultimately made at the discretion of the Committee, based on its subjective business judgment.

      The amount and components of and bases for Mr. Delaney’s and Mr. Fish’s compensation are discussed below, under the heading “Chief Executive Officer and President Compensation.”

Base Salaries

      Base salaries are set at a level to help attract and retain management talent. To ensure that executives’ salaries are competitive in the overall marketplace, salary ranges were compared to the salaries paid for comparable positions by the Company’s competitors. In some cases, executives are parties to employment agreements that establish minimum salaries. As discussed above, in establishing 2003 salaries for executive officers, the Committee also considered the Company’s performance, individual performance and experience, and, for all executives other than Mr. Delaney and Mr. Fish, Mr. Delaney’s and Mr. Fish’s recommendations. The most important factor was the Committee members’ business judgment about the appropriate level of salary to retain and motivate individual executives. In the case of Messrs. Delaney and Fish, salary levels were established in accordance with employment agreements with the executives, which are discussed below under the heading “Employment Agreements.” The salaries for Mr. Delaney and the four other most highly compensated executive officers are set forth in the Summary Compensation Table below.

Executive Incentive Bonuses

      The Committee believes that annual bonuses motivate executives and reward them for good performance. The performance bonuses for 2003 for the Company’s senior executives are based on individual and Company performance, as measured by the criteria discussed above, with both individual and Company performance given roughly equal weight. For the executive officers other than Mr. Delaney and Mr. Fish, in determining 2003 bonus amounts, the Committee considered Mr. Delaney’s and Mr. Fish’s recommendations, and targeted combined salary and bonus levels for executive officers somewhere between the median and 75th percentile of combined salary and bonus levels paid by competitors. The pre-tax value of the bonuses awarded to Mr. Delaney and the four other most highly compensated executive officers, which were paid in cash, are set forth in the Summary Compensation Table below.

Equity Incentive Grants

      The Committee believes that the award of equity incentive grants such as shares of restricted stock provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. In 2003, the Committee approved grants of restricted stock to each executive officer other than Messrs. Delaney and Fish. Under the Company’s Second Amended and Restated Equity Incentive Plan, these grants were awarded for a nominal purchase price, and the shares vest with respect to 25% of the shares on the third anniversary of the grant, 25% on the fourth anniversary of the grant, and 50% on the fifth anniversary of the grant. The number of shares granted to each individual was determined subjectively based on a number of factors, including the amount of shares already held by the individual, the performance of our stock price, the individual’s degree of responsibility, general level of performance by the Company, ability to affect future Company performance, salary level and recent noteworthy achievements. No one or more of these factors was given more weight than any other. Company performance and individual performance were generally each given roughly the same amount of weight in determining compensation. Restricted stock awards are intended to incentivize employees to work toward achieving long-term operational and financial goals that the

Committee believes will ultimately be reflected in stock value and the vesting schedule for restricted stock awards is intended to facilitate executive retention.

Chief Executive Officer and President Compensation

      The Committee believes that the Company’s growth and financial performance are the result of the innovation, leadership and strategic guidance of its founders, Mr. Delaney and Mr. Fish. Mr. Delaney and Mr. Fish participate jointly in substantially all aspects of the Company’s management, and the Committee believes their continued direction will contribute significantly to the Company’s long-term value for its stockholders. In consideration of their relative responsibilities and contributions in 2003, the Committee determined that it was appropriate to compensate them equally.

      Base salary and equity incentives for Mr. Delaney, our Chief Executive Officer, and Mr. Fish, our President, are established pursuant to the terms of their employment agreements. These agreements, which were entered into in 2000, provide that each of our Chief Executive Officer and President will be paid a base salary initially set at $400,000, subject to annual review and increase by the Committee. Based on its belief that Mr. Delaney and Mr. Fish’s 2002 salary levels remained competitive in 2003, Mr. Fish and Mr. Delaney’s salaries were not increased for 2003. Under the terms of their agreements, Mr. Delaney and Mr. Fish are not entitled to equity incentive awards. As founders of the Company, Mr. Delaney and Mr. Fish both hold a substantial amount of our common stock.

      In determining Mr. Delaney’s and Mr. Fish’s bonuses for 2003, in accordance with the Committee’s charter, the Committee reviewed the Company’s earnings, return on assets, return on equity, awards given to Mr. Delaney and Mr. Fish in past years, and their individual performance. No one factor was accorded more weight than others in making this determination.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the Company’s chief executive officer and four other most highly compensated executive officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, the Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

COMPENSATION COMMITTEE

Tully M. Friedman, Chair
Timothy M. Hurd
Thomas F. Steyer

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors during fiscal year 2003 was composed of Tully M. Friedman, who is the Chairman, Timothy M. Hurd and Thomas F. Steyer. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2003. There are no interlock relationships as defined in the applicable SEC rules.

      Described below are certain transactions we have entered into with entities affiliated with members of the Compensation Committee and, in some cases, other members of our Board and holders of 5% or more of our common stock:

Pre-IPO Reorganization Fees and Expenses

      We paid the reasonable fees and expenses, including legal fees, incurred by certain members of CapitalSource Holdings LLC, our predecessor, in connection with our reorganization as a “C” corporation and our initial public offering in August 2003. In July 2003, we paid the fees in connection with filings under the Hart-Scott-Rodino Antitrust Improvements Act made by several of our largest investors and affiliates, including:

•	Farallon Capital Partners, L.P. ($125,000);

•	an affiliate of Madison Dearborn Partners, LLC ($125,000);

•	an affiliate of Wachovia Capital Partners, LLC ($125,000);

•	John K. Delaney ($125,000); and

•	Jason M. Fish ($125,000).

      Mr. Fremder, a director of the Company, is a member of and consultant to Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., each of which is an affiliate of Farallon Capital Partners, L.P. Mr. Steyer, a director of the Company, is the Senior Managing Member and acting chief investment officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. Messrs. Hurd and Wood, directors of the Company, are Managing Directors of Madison Dearborn Partners, LLC. Mr. Eubank, a director of the Company, is a Partner of Wachovia Capital Partners, LLC. Messrs. Hurd and Steyer are members of the Compensation Committee.

      We also reimbursed certain of these investors and others, including affiliates of Highfields Capital Management LP, a 5% stockholder of the Company at the time, for other fees and expenses incurred by them in connection with the reorganization and our initial public offering. These reimbursed fees and expenses, exclusive of the HSR filing fees mentioned above, were approximately $0.6 million.

Loans to or Investments Made in Portfolio Companies of Affiliates of Our Directors

      We have from time to time in the past made, and expect that we may from time to time in the future make, loans or investments in the equity securities of companies in which affiliates of our directors have interests. Prior to the closing of our initial public offering, the disinterested members of the board of managers of CapitalSource Holdings LLC were required to unanimously approve each transaction of this nature. Under our Principles of Corporate Governance, our Board of Directors is charged with considering these types of transactions and none will be approved without the prior consent of all disinterested directors. Each of our related party loans has been, and will continue to be, subject to the same due diligence, underwriting and rating standards as the loans that we make to unrelated third parties.

      We have entered into the following transactions with the consent of our disinterested Board members:

•	In November 2000, we committed to lend $22.5 million to Town Sports International, Inc., a company in which affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. own significant debt and equity interests and on whose board Mr. Fish serves. From April 2000 until June 30, 2003 pursuant to a contractual relationship, Mr. Fish had primary investment management responsibility on behalf of the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. with respect to their investment in Town Sports International, Inc. Mr. Fish no longer has any investment management responsibility on behalf of affiliates of Farallon; however, Mr. Fish has retained a vested financial interest in Farallon’s Town Sports International, Inc. investment. In connection with our loan, we acquired shares of Town Sports common stock representing approximately 1.7% of its outstanding capital stock. The loan bore interest at 0.75% over the prime rate with an interest rate floor of 12.75%. As of December 31, 2002, the amount drawn under this agreement was approximately $9.0 million. For the years ended December 31, 2003 and 2002, we recognized interest and fee income related to this loan of approximately $2.5 million and $1.9 million, respectively. In April 2003, Town Sports repaid its loan in full.

•	In August 2001, we committed to lend $9.0 million, of which $5.0 million is a revolving loan and $4.0 million is a term loan, to Trilogy Health Services, LLC. These loans are guaranteed by Medical Office Properties, Inc., a company in which affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. hold significant equity positions. The revolving loan bears interest at 2% over the prime rate and the term loan bears interest at a fixed rate of 12%. Mr. Delaney serves as a member of the board of directors of Medical Office Properties, Inc. From April 2000 until June 30, 2003 pursuant to a contractual relationship, Mr. Fish had primary investment management responsibility on behalf of the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. with respect to their investment in Medical Office Properties, Inc. Mr. Fish no longer has any investment management responsibility on behalf of affiliates of Farallon; however, Mr. Fish has retained a vested financial interest in Farallon’s Medical Office Properties, Inc. investment. As of December 31, 2003 and 2002, the amounts drawn under this facility were approximately $9.3 million and $6.2 million, respectively. For the years ended December 31, 2003 and 2002, we recognized interest and fees related to this loan of approximately $1.3 million and $1.1 million, respectively.

•	In October 2001, we provided a $15 million subordinated credit facility to Cornerstone Brands, Inc., a company in which affiliates of Madison Dearborn Partners, Inc. own a significant equity interest. This loan bears interest at 4.25% over the prime rate with an interest rate floor of 10.5%. As of December 31, 2003, the amount drawn under the loan was approximately $15 million. For the year ended December 31, 2003, we recognized interest and fees related to this loan of approximately $1.6 million.

•	In January 2002, we committed to lend $15 million to Gardenburger, Inc. Affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. hold significant equity positions in Gardenburger, Inc. From April 2000 until June 30, 2003 pursuant to a contractual relationship, Mr. Fish had primary investment management responsibility on behalf of the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. with respect to their investment in Gardenburger, Inc. Mr. Fish no longer has any investment management responsibility on behalf of affiliates of Farallon; however, Mr. Fish has retained a vested financial interest in Farallon’s Gardenburger, Inc. investment. The revolving loan bears interest at 2.5% over the prime rate with an interest rate floor of 8%, and the term loan bears interest at 4.5% over the prime rate with an interest rate floor of 10%. As of December 31, 2003 and 2002, the amounts drawn under this facility were approximately $9.6 million and $9.3 million, respectively. For the years ended December 31, 2003 and 2002, we recognized interest and fees related to this loan of approximately $1.3 million and $1.5 million, respectively.

•	In April 2002, we entered into a $45 million revolving credit facility with Spectrum Healthcare of Delaware and its subsidiaries, a company in which affiliates of Madison Dearborn Partners, LLC own a significant equity interest. The facility bears interest at 1% over the prime rate. As of December 31, 2003 and 2002, $53,990 and $0, respectively were drawn under the loan. For the year ended December 31, 2003, we recognized interest and fees related to this facility of $0.5 million.

•	In June 2002, we purchased a loan at par from Medical Office Properties, Inc., a company in which affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. hold significant equity positions. Mr. Delaney serves on the board of directors of this company. From April 2000 until June 30, 2003, pursuant to a contractual relationship, Mr. Fish had primary investment management responsibility on behalf of the affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. with respect to their investment in Medical Office Properties, Inc. Mr. Fish no longer has any investment management responsibility on behalf of affiliates of Farallon; however, Mr. Fish has retained a vested financial interest in Farallon’s Medical Office Properties, Inc. investment. The loan bears interest at a fixed rate of 10%. As of December 31, 2003, approximately $5.8 million was outstanding under this facility. For the year ended December 31, 2003, we recognized interest and fees related to this loan of approximately $0.6 million.

•	In July 2002, we loaned $6.0 million to Multivend LLC, an entity owned by Alpine Investors, L.P. Our director, Mr. Steyer, the Senior Managing Member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., is a significant investor in Alpine and sits on its investment committee. The loan bears interest at 4% over the prime rate with an interest rate floor of 11.5%. As of December 31, 2003 and 2002, the amounts drawn under the loan were approximately $4.6 million and $5.7 million, respectively. For the years ended December 31, 2003 and 2002, we recognized interest and fees related to this loan of $0.7 million and $0.3 million, respectively.

•	In May 2003, we purchased a $14.0 million participation interest in a loan to National Mentor, Inc., a company in which affiliates of Madison Dearborn Partners, Inc. hold a significant equity position. This loan bears interest at 3.5% over the prime rate with an interest rate floor of 7.75%.

•	In June 2003, we entered into a $11.0 million revolving credit facility with RedEnvelope, Inc., a company in which affiliates of Madison Dearborn Partners, Inc. own a significant interest. As of December 31, 2003, the facility bore interest at an effective interest rate of 9.75%. As of December 31, 2003, no amounts were drawn under the facility.

•	We are considering providing a $60 million credit facility to Delaware International Advisers, Ltd. in connection with the proposed acquisition of this company by Hellman & Friedman LLC. Our director, Mr. Steyer, is a Managing Director of Hellman & Friedman LLC.

Co-lending Transaction With Farallon Capital

•	On December 28, 2001, for an aggregate purchase price of approximately $9.8 million, affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. purchased from us a loan obligation owing from HealthStar, Inc. totaling $9.75 million and Series A Preferred Stock and warrants to purchase shares of Class A Common Stock, in each case, originally issued by HealthStar. Since December 28, 2001, we and affiliates of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. have been co-lenders to HealthStar pursuant to a revolving credit, term loan and acquisition loan agreement under which we are the administrative agent and collateral agent. The term loan bears interest at the prime rate plus 3.5% with a floor of 11%. As of December 31, 2003 and 2002, the outstanding balance of Farallon’s loan participation totaled $6.4 million and $8.4 million, respectively. We did not record any gain or loss as a result of this sale.

COMPARISON OF SHAREHOLDER RETURN

      The following graph compares the performance of the Company’s common stock during the period beginning on August 7, 2003, the date of our initial public offering, to December 31, 2003 with the S&P 500 Index and the S&P 500 Financials Index. The graph depicts the results of investing $100 in the Company’s common stock, the S&P 500 Index, and the S&P 500 Financials Index at closing prices on August 7, 2003, assuming all dividends were reinvested. Historical stock performance during this period may not be indicative of future stock performance.

	8/7/03	8/31/03	9/30/03	10/31/03	11/30/03	12/31/03

CapitalSource Inc.	100	97	94	120	121	119
S&P 500 Index	100	104	103	108	109	115
S&P 500 Financials Index	100	101	101	108	108	113

SUMMARY COMPENSATION TABLE

      The following table sets forth the total compensation paid or accrued during the years ended December 31, 2003 and 2002 for John K. Delaney, our Chief Executive Officer, and each of our four other most highly compensated executive officers during the periods noted below for services rendered to us in all capacities.

		Annual Compensation			Long-Term Compensation
					Awards
				Other
				Annual	Restricted		Securities	All Other
		Salary		Compen-	Stock		Underlying	Compensation
Name and Principal Position	Year	($)	Bonus($)	sation($)	Award(s)($)		Options(#)	($)(1)

John K. Delaney	2003	400,000	2,000,000	—	—		—	4,400
Chief Executive Officer	2002	400,000	1,000,000	—	—		—	4,400
Jason M. Fish	2003	400,000	2,000,000	—	—		—	5,200
President	2002	400,000	1,000,000	—	—		—	5,200
Dean C. Graham	2003	309,000	575,000	—	1,050,000	(2)	—	—
Managing Director — HealthCare Finance	2002	300,000	325,000	—	—		—	—
Joseph A. Kenary, Jr.	2003	309,000	575,000	—	1,050,000	(2)	—	—
Managing Director — Corporate Finance	2002	300,000	325,000	—	—		—	—
Michael C. Szwajkowski	2003	309,000	575,000	61,479 (3)	1,050,000	(2)	—	—
Managing Director — Structured Finance	2002	300,000	290,000	—	—		—	—

(1)	Consists of annual premiums for life insurance policies.

(2)	Represents the value of a restricted stock award under which the executive has the right to retain, subject to vesting, 50,000 shares of common stock. The restricted stock awards vest as to: 25% of the shares on the third anniversary of the grant, 25% on the fourth anniversary of the grant, and 50% on the fifth anniversary of the grant. The value set forth above is based on the closing price on the date of grant, December 5, 2003, which was $21.00. The value of the restricted stock awards for each of Messrs. Graham, Kenary and Szwajkowski as of December 31, 2003 was $1,084,000.

(3)	Includes amounts paid by the Company for rent and commuting costs.

Option Grants and Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      There were no options granted to or exercised by John K. Delaney or any of our four other most highly compensated executive officers during 2003, nor were any exercisable or unexercisable stock options held as of December 31, 2003 by the these executive officers.

Compensation of Independent Directors

      Directors of the Company who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors or any of its committees.

      Non-employee directors each receive an annual fee of $7,500 for service on the Board of Directors. In addition, each non-employee director is paid $1,000 for each Board of Directors meeting they attend. Each non-employee director also receives an option to purchase 15,000 shares of our common stock upon their initial appointment or election to our Board of Directors and, on an annual basis, each non-employee director receives an additional option to purchase 1,000 shares of common stock. The per share exercise price of all of the options granted to our non-employee directors is equal to the fair market value per share on the date the option is granted.

      Non-employee directors who serve on our audit or other committees receive compensation in addition to the compensation they receive for service on our Board of Directors. All members of our Audit Committee, other than the chairperson, receive $20,000 per year for service on the committee. The chairperson receives $30,000 per year. All Audit Committee members also receive an additional $2,000 for each Audit Committee meeting they attend.

      All members of any other committee of our Board of Directors, other than the chairperson of a committee, receive $5,000 per year for each committee on which they serve. The chairperson of each other committee receives $7,500 per year. All committee members also receive an additional $1,000 for each committee meeting they attend.

      Non-employee directors may receive their fees in the form of stock options instead of cash or are eligible pursuant to our deferred compensation plan to elect to defer payment of their fees into the form of common stock units instead of cash. A stock unit is an unfunded right to receive one share of our common stock at a future date. Stock units will be credited with dividend equivalents in the form of additional stock units if we pay a dividend. If a non-employee director elects to receive his annual fees as common stock units, these fees will be converted on a dollar-for-dollar basis into stock units payable in the form of common stock at the earlier of termination of board of director service or the date elected by the director. For purposes of determining the number of common stock units a director will receive, the amount of fees to be deferred will be divided by the closing market price of our common stock on the date otherwise scheduled for the payment of such fees. If a non-employee director elects to receive his annual fees as stock options instead of common stock units, such fees will be converted into options exercisable for three times the number of shares of common stock as would have been received had the director elected to receive such fees in common stock units. The options would have an exercise price of fair market value on the grant date, a ten-year term and be fully vested.

Employment Agreements

      We have entered into employment agreements with Messrs. Delaney and Fish.

      The employment agreements that we entered into with each of Messrs. Delaney and Fish are substantially similar to each other. Each agreement provides for a term expiring on June 28, 2005 and automatically renews for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that they do not wish to renew the agreement. During the term of the agreement, each executive is paid a base salary of $400,000 which is subject to review and increase, but not decrease, by our Board at least annually.

      During the term of the agreement, the employment of either of Messrs. Delaney or Fish may only be terminated upon the occurrence of any of the following:

•	mutual agreement of the executive and us;

•	resignation of the executive;

•	death of the executive; or

•	our termination of the executive for “cause.”

      In each agreement, “cause” is defined as:

•	a conviction of or plea of nolo contendere to a felony (other than a traffic violation) or the commission of any other crime involving dishonesty, disloyalty or fraud with respect to CapitalSource;

•	repeatedly reporting to work under the influence of alcohol to the extent that he is unable to perform his duties or other repeated conduct bringing CapitalSource into disgrace or disrepute;

•	using illegal drugs;

•	substantial, intentional and repeated failures to perform the legal and ethical directives of the Board of Directors;

•	gross negligence or intentional misconduct with respect to CapitalSource;

•	intentional and material breach of his employment agreement;

•	becoming subject to a disability that prevents him from reasonably performing his duties for a period of time; or

•	failure of CapitalSource to meet specified financial covenants.

      If the executive’s employment is terminated with his consent or otherwise pursuant to the terms of the agreement, he will not be entitled to any further compensation from us other than any salary that has accrued, but not been paid, prior to the date of the executive’s termination.

      The employment agreements contain non-compete and non-solicitation provisions. In each case, the executive has agreed that through the end of the applicable period (generally the later of 18 months after termination of his employment or 18 months after the end of the period that the executive is being paid base salary under the employment agreement), the executive will not in the United States except on our behalf or with our prior written consent, own any interest in, participate in the ownership or management of, or be compensated by, or consult for any competing business, or engage in or provide any services to any competing business. A competing business is generally defined as any business engaged in our business, including, without limitation, any broad-based commercial finance business. However, the executive is not prohibited from owning a five percent or less interest in a publicly traded competing business, and following the executive’s termination of employment a competing business does not include any business if at least 67% of the aggregate asset value of the business consists of loans to and investments in companies in the real estate industry.

      In addition, the executive has agreed that through the end of the applicable period (generally the later of 18 months after termination of his employment or 18 months after the end of the period that the executive is being paid base salary under the employment agreement), the executive will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person who is our full-time employee or an employee of one of our subsidiaries. The executive has further agreed that through the applicable period he will not hire any full-time employee for his business unless the employee’s employment with us and our subsidiaries has been terminated for at least six months.

Equity Compensation Plan Information

      The table below sets forth the following information as of the end of the Company’s 2003 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders:

(1)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2)	the weighted-average exercise price of such outstanding options, warrants and rights;

(3)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)	2,074,650	$10.06	10,379,657

Equity compensation plans not approved by shareholders(2)	105,000	$8.52	—

Total	2,179,650		10,379,657

(1)	The equity compensation plans approved by shareholders are the Company’s Second Amended and Restated Equity Incentive Plan and the Company’s Employee Stock Purchase Plan. The amount in column (c) includes 3,891,250 shares that may be granted as or issued upon settlement of restricted or unrestricted common stock, dividend equivalent rights, performance and annual incentive awards, and similar types of grants awarded under the equity incentive plan, and 1,941,307 shares of common stock issuable under the employee stock purchase plan.

(2)	In December 2002, we granted an option to Bryan Corsini, our Chief Credit Officer, to purchase 75,000 shares, and an option to a second employee to purchase 30,000 shares. The options vested 20% on the date of grant and vest in equal installments over the next four anniversaries of the grant date. The options may be exercised at a price of $8.52 per share, and will expire in December 2012 if not previously exercised. In connection with our grant of these options, Messrs. Delaney and Fish granted us reciprocal options to purchase an aggregate of 105,000 shares of our common stock held by them, if and to the extent the options granted to our employees are exercised.

Employee Plans

Second Amended and Restated Equity Incentive Plan

      The purpose of our Second Amended and Restated Equity Incentive Plan, which we refer to in this summary as the equity incentive plan, is to provide incentives to our employees, non-employee directors and other service providers to stimulate their efforts toward our continued success and long-term growth and our profitability and to attract, reward and retain key personnel. As of December 31, 2003, there were 8,438,350 shares of common stock available for issuance under the equity incentive plan, of which no more than 3,891,250 shares may be granted pursuant to awards other than options.

      The equity incentive plan contains certain individual limits on the maximum amount that can be paid in cash under the plan and on the maximum number of shares of common stock that may be issued under the plan in a calendar year. The limits on the number of shares issuable under the plan, which are described in the following paragraph, become effective at the expiration of a grace period which expires on the earlier to occur of:

•	the first shareholders meeting at which directors are to be elected held after December 31, 2006; or

•	the time at which the equity incentive plan is materially amended.

      The maximum number of shares subject to options, stock appreciation rights or time-vested restricted stock that can be issued under the equity incentive plan to any person is 2,000,000 shares in any three consecutive calendar years. The maximum number of shares that can be issued under the equity incentive plan to any person, other than pursuant to an option, stock appreciation rights or time-vested restricted stock is 1,000,000 shares in any three consecutive calendar years. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

      Administration. The equity incentive plan is administered by the Compensation Committee of our Board of Directors. Subject to the terms of the equity incentive plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the equity incentive plan.

      Eligibility. Awards may be made under the equity incentive plan to our or our affiliates’ employees, outside directors and consultants and to any other individual whose participation in the equity incentive plan is determined to be in our best interests by our Board of Directors.

      Amendment or Termination of the Plan. While our Board of Directors may terminate or amend the equity incentive plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would materially increase the benefits accruing to participants under the equity incentive plan, materially increase the aggregate number of shares of stock that may be issued under the equity incentive plan, or materially modify the requirements as to eligibility for participation in the equity incentive plan. Unless terminated earlier, the equity incentive plan will terminate in 2013, but will continue to govern unexpired awards. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code, the rules of the NYSE or other applicable laws.

Employee Stock Purchase Plan

      The purpose of the employee stock purchase plan is to permit eligible employees to purchase shares of our common stock at a discount of up to 15% from the lower of the price of our common stock on the first or last trading day of the offering period. The employee stock purchase plan is administered by the Compensation Committee of the Board of Directors. All of our employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year will be eligible to participate in this plan, provided that any employee who would own five percent or more of the total combined voting power or value of our common stock immediately after any grant is not eligible to participate.

      We had 1,941,307 shares of common stock available for issuance under the employee stock purchase plan as of December 31, 2003. We intend that the employee stock purchase plan meet the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

401(k) Plan

      We sponsor the CapitalSource Finance LLC 401(k) Plan, referred to as the 401(k) Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are at least 21 years old are eligible to participate. Participants may make pre-tax contributions to the 401(k) Plan of up to 25% of their eligible earnings, subject to a statutorily prescribed annual limit. We currently make matching contributions to the 401(k) Plan of 50% of participants’ contributions up to a maximum of 6% of their base salary. Each participant is fully vested in his or her contributions. Contributions by the participants or by us to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by us when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Deferred Compensation Plan

      We have adopted a deferred compensation plan for the benefit of a select group of management and highly compensated employees that will permit participants in the plan to elect to defer payment of their annual bonus and restricted stock units into the deferred compensation plan commencing with bonuses paid with regard to 2004 performance. Amounts deferred under this plan will be deemed to be invested in CapitalSource common stock units and will ultimately be payable in the form of shares of CapitalSource common stock at the earlier of termination of employment or the date elected by the executive. Earlier distributions are permitted only in the case of financial hardship. Distribution of payments will be accelerated on a change in control. A stock unit is an unfunded right to receive one share of CapitalSource common stock at a future date. Stock units will be credited with dividend equivalents in the form of additional stock units if CapitalSource pays a dividend.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

      The following table presents, as of March 5, 2004, information based on the Company’s records and filings with the SEC regarding beneficial ownership of the following persons:

•	each person, other than directors and executive officers, known by us to be the beneficial owner of more than 5% of our common stock;

•	each director and each nominee to the Board of Directors;

•	the Company’s Chief Executive Officer and four other most highly compensated executive officers in 2003; and

•	all directors and executive officers of the Company as a group.

      Except as described below, for all shares owned, the Company believes that each director or executive officer possesses sole voting power and sole investment power.

      The percentage of shares beneficially owned is based on 118,832,838 outstanding shares of our common stock as of March 5, 2004.

		Percentage of
Name of Executive Officer or Director	Shares Owned	Shares Owned

Farallon Capital Management, L.L.C.(1)	14,740,832	12.4%
Madison Dearborn Partners, LLC.(2)	13,317,541	11.2%
Farallon Partners, L.L.C.(3)	8,255,814	6.9%
John K. Delaney(4)	7,255,345	6.1%
Jason M. Fish(5)	6,453,104	5.4%
Dean C. Graham	213,003	*
Joseph A. Kenary, Jr.	215,573	*
Michael C. Szwajkowski(6)	213,003	*
William G. Byrnes	8,000	*
Frederick W. Eubank, II(7)	—	*
Andrew B. Fremder(1)(3)(8)	22,996,646	19.4%
Tully M. Friedman(9)	2,669,552	2.2%
Sara L. Grootwassink	—	*
Timothy M. Hurd(2)(10)	13,317,541	11.2%
Dennis P. Lockhart	400	*
Thomas F. Steyer(1)(3)(11)	22,996,646	19.4%
Paul R. Wood(2)(10)	13,317,541	11.2%
All directors and executive officers as a group (19 persons including those named above)(12)	53,891,510	45.3%

*	Less than one percent.

(1)	All of such shares are directly held by Farallon CS Institutional Finance II, L.P. (“CS LP”). Farallon CS Institutional Finance, L.L.C. (“CS LLC”), as the general partner to CS LP, may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed to own beneficially the shares held by CS LP. Farallon Capital Management, L.L.C. (“FCM”), as manager of CS LLC, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by CS LP. As managing members of FCM, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, and Mark C. Wehrly and, as Senior Managing Member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by CS LP. As explained in Footnote 8 below, Andrew B. Fremder may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by CS LP. CS LLC, FCM, each of its managing members, its Senior Managing Member and Mr. Fremder disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The address for the Farallon entities, the managing members, the Senior Managing Member and Mr. Fremder is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(2)	Includes 13,020,422 shares held directly by Madison Dearborn Capital Partners III, L.P. (“MDCP”), 289,110 shares held directly by Madison Dearborn Special Equity III, L.P. (“MDSE”) and 8,009 shares held directly by Special Advisors Fund I, LLC (“SAF”). The shares held by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P., the general partner of MDCP and MDSE and the manager of SAF (“MDP III”), by Madison Dearborn Partners, LLC, the general partner of MDP III (“MDP LLC”), and a committee of limited partners of MDP III. The address for the Madison Dearborn Partners entities is Three First National Plaza, Suite 3800, Chicago, IL 60602.

(3)	Includes (i) 7,450,915 shares directly held by Farallon Capital Partners, L.P. (“FCP”), and 804,899 shares directly held by RR Capital Partners, L.P. (“RR” and together with FCP, the “Farallon Partnerships”). Farallon Partners, L.L.C. (“FP”), as the general partner to the Farallon Partnerships, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, and Mark C. Wehrly and, as Senior Managing Member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by the Farallon Partnerships. As explained in Footnote 8 below, Andrew B. Fremder may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares owned by the Farallon Partnerships. FP, each of its managing members, its Senior Managing Member and Mr. Fremder disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The address for the Farallon entities, the managing members, the Senior Managing Member and Mr. Fremder is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(4)	Includes 1,400,000 shares as to which Mr. Delaney may be deemed to share voting and investment power. The address for Mr. Delaney is c/o CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815.

(5)	Includes 2,150,000 shares as to which Mr. Fish may be deemed to share voting and investment power. The address for Mr. Fish is One Maritime Plaza, 11th Floor, San Francisco, CA 94111.

(6)	Includes 80,000 shares held in joint tenancy with his wife.

(7)	Mr. Eubank is Senior Vice President of Wachovia Capital Partners, LLC. Mr. Eubank does not possess sole or shared voting or dispositive power over the shares owned by Wachovia Capital Partners. Mr. Eubank’s address is c/o Wachovia Capital Partners, LLC, One First Union Center, 301 S. College Street, Charlotte, NC 28288.

(8)	All of such shares attributed to Andrew B. Fremder are owned directly either by CS LP as reported in Footnote 1 above or by the Farallon Partnerships as reported in Footnote 3 above. Pursuant to Limited Powers of Attorney, dated as of February 1, 2003, Mr. Fremder was granted limited powers of attorney to act for each of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. (together with Farallon Capital Management, L.L.C., the “Farallon Managers”) with regard to CS LP’s and the

Farallon Partnerships’ investments in CapitalSource. However, such powers of attorney may only be exercised by Mr. Fremder jointly with any one of the managing members or the Senior Managing Member of the Farallon Managers. As a result of such restriction, Mr. Fremder does not by himself have the power to vote, or direct the voting of, the shares owned by CS LP or the Farallon Partnerships nor does Mr. Fremder by himself have the power to dispose of, or direct the disposition of, such shares. Rather, Mr. Fremder shares such power with the other managing members and the Senior Managing Member of the Farallon Managers. Pursuant to the powers of attorney, Mr. Fremder may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by CS LP and by the Farallon Partnerships. Mr. Fremder disclaims any beneficial ownership of such shares. Mr. Fremder disclaims group attribution with Mr. Steyer or with any of the entities or persons named in Footnote 1 or Footnote 3 above. Mr. Fremder’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(9)	Includes: (i) 1,882,146 shares held by Friedman Fleischer & Lowe-CPS, LLC (“FFL-CPS”), (ii) 739,972 shares held by Friedman Fleischer & Lowe-CPS-BLC, LLC (“FFL-BLC”) and (iii) 47,434 shares held by FFL Executive Partners, L.P. (“Executive Partners” and together with FFL-CPS and FFL-BLC, the “FFL Partnerships”). Friedman Fleischer & Lowe GP, LLC (“FFL GP”), as the general partner of Friedman Fleischer & Lowe Capital Partners, L.P. (the managing member of both FFL-CPS and FFL-BLC) and the general partner of Executive Partners, may be deemed to beneficially own all shares owned by the FFL Partnerships. Mr. Friedman is a Senior Managing Member of the FFL GP, and as such may be deemed to beneficially own all shares owned by the FFL Partnerships. However, Mr. Friedman disclaims beneficial ownership of all such shares. Mr. Friedman’s address is c/o Friedman Fleischer & Lowe GP, LLC, One Maritime Plaza, Suite 1000, San Francisco, CA 94111.

(10)	All of such shares are held by affiliates of MDP LLC as reported in Footnote 2 above. Messrs. Hurd and Wood are Managing Directors of MDP LLC, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Both Messrs. Hurd and Wood disclaim beneficial ownership of all such shares. The address for Messrs. Hurd and Wood is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, IL 60602.

(11)	All of such shares attributed to Thomas F. Steyer are owned directly either by CS LP as reported in Footnote 1 above or by the Farallon Partnerships as reported in Footnote 3 above. Mr. Steyer disclaims any beneficial ownership of such shares. Mr. Steyer disclaims group attribution with Mr. Fremder or with any of the entities or persons named in Footnote 1 or Footnote 3. Mr. Steyer’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(12)	Includes options to purchase 68,000 shares that are exercisable within 60 days of March 5, 2004.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2003, except that an initial report on Form 3 and a report of a single transaction on Form 4 for James M. Mozingo, our chief accounting officer, were filed late.

Incorporation by Reference

      To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Executive Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Comparison of Shareholder Return” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

      As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2004 annual meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Shareholder Proposals for 2005 Annual Meeting

      Shareholder proposals for the Company’s 2005 annual meeting must be received at the Company’s principal executive offices by December 8, 2004 to be considered timely or to be eligible for inclusion in the proxy materials.

Cost of Soliciting Proxies

      The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.

Annual Report

      A copy of our 2003 Annual Report to Shareholders is enclosed, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. You may also obtain a copy without charge by writing to: CapitalSource Inc., 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815, Attn: Chief Legal Officer. Our 2003 Annual Report and 2003 Form 10-K are also available through the Company’s website at http://www.capitalsource.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

April 7, 2004

Appendix A

Audit Committee Charter

Purpose

      The primary purpose of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of CapitalSource Inc. (the “Company”) is to (1) be solely responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP or any registered public accounting firm employed by the Company to audit its financial statements (the “independent auditor”), (2) approve any audit, audit-related, tax and other services provided by the independent auditor, (3) prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement, and (4) assist the Board in fulfilling its oversight responsibilities to the Company and its stockholders by overseeing (a) the processes involved in the preparation and review of the financial statements provided to the Board and to investors and the quality and integrity of such financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditor.

      The Audit Committee’s primary duties and assigned roles are to:

•	Serve as an independent and objective body to monitor and assess the Company’s compliance with legal and regulatory requirements, the Company’s financial reporting processes and related internal quality-control procedures and the performance, generally, of the Company’s internal audit function.

•	Oversee the audit, audit-related, tax and other services provided by the independent auditor and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent auditor, who shall report directly to the Audit Committee.

•	Provide an open avenue of communication among the independent auditor, accountants, financial and senior management, the internal auditing department and the Board, and resolve any disagreements between management and the independent auditor regarding financial reporting.

Organization

      The Audit Committee shall be composed of three or more members of the Board. All members must be financially literate as reasonably interpreted by the Board and must be “independent.” To be considered “independent,” the member must satisfy, as determined by the Board, the requirements of all applicable laws and regulations relative to the independence of directors and audit committee members, including without limitation the requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. At all times at least one member of the Audit Committee shall be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC promulgated thereunder, all as in effect from time to time.

      The members of the Audit Committee shall be appointed annually by the Board, and the members of the Audit Committee shall appoint one of their number as the Chairman. Any responsibilities of the Audit Committee may be delegated by the Audit Committee to the Chairman or any other member; provided that any delegate shall report any actions taken by him or her to the whole Audit Committee at its next regularly scheduled meeting. If an Audit Committee member simultaneously serves or, upon appointment, would serve on the audit committee of more than three public companies, continued service or appointment is contingent on a Board determination that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

Appendix A

Compensation of Members

      Compensation for service on the Audit and Finance Committee shall be limited to fees and compensation permitted under the Securities Exchange Act of 1934, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the New York Stock Exchange.

Meetings

      The Audit Committee shall meet no less frequently than quarterly, and shall meet more frequently as circumstances dictate. The Chairman shall be responsible for leadership of the Audit Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Audit Committee to the Board. The Audit Committee may request any officer or employee of the Company or the Company’s internal and outside legal counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have direct access to management, internal staff, the independent auditor and the Company’s internal and outside legal counsel, both at meetings and otherwise.

Responsibilities and Duties

      In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible to best react to changing conditions and to ensure to the Board and the stockholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable legal and regulatory requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee shall:

1.	Review this Charter at least annually and update this Charter to the extent the Audit Committee determines it to be necessary or advisable.

2.	Have sole authority to (i) retain and terminate the independent auditor, who shall report directly to the Audit Committee, and (ii) approve all audit engagement fees and terms and any audit, audit-related, tax or other services (to the extent permitted under applicable law) with the independent auditor. Following its creation, the Audit Committee shall, to the extent not previously approved by the full Board, approve in advance, in accordance with the pre-approval policy approved by the full Board or the Audit Committee, the provision by the independent auditor of all services to be performed by the independent auditor. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to the independent auditor retained by the Company for the purpose of preparing or issuing an audit report or performing audit review or attest services for the Company, (ii) compensation to any independent counsel or external advisors employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

3.	Take appropriate action to oversee the independence of the independent auditor, including:

a.	reviewing the experience and qualifications of the senior members of the independent auditor team; evaluating the qualifications, performance and independence of the independent auditor, including the review and evaluation of the lead partner of the independent auditor, and whether the auditor’s quality controls are adequate and the provision of non audit services is in compliance with applicable law and compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditor; and presenting its conclusions to the full Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent auditor.

Appendix A

b.	periodically reviewing any transactional or other relationships between the Company and the independent auditor.

c.	ensuring its receipt at least annually from the independent auditor, and reviewing, a formal written report from the independent auditor delineating (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control reviews, or by peer reviews, of the independent auditor, or any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting any one or more audits conducted by the independent auditor, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company. The Audit Committee shall also review steps taken by the independent auditor to address any findings in any of the foregoing reviews.

d.	actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

e.	taking appropriate action or recommending to the Board such appropriate action, as necessary, on any disclosed relationships to satisfy itself of the independent auditor’s independence.

f.	complying with all relevant laws and regulations relative to the independence of the independent auditor, including but not limited to (i) rotation of independent auditor or outside audit personnel and (ii) the performance of services by an outside audit firm when a former employee of that firm currently serves as chief executive officer, chief financial officer, chief accounting officer or equivalent officer of the Company.

g.	establishing clear hiring policies relating to the retention by the Company of employees or former employees of the independent auditor.

4.	Meet with management, the internal auditor and the independent auditor in separate executive sessions at least quarterly.

5.	Review with management and the independent auditor (and where appropriate the internal auditor) at the completion of the annual and each quarterly examination:

a.	the Company’s annual audited and quarterly financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, in the case of quarterly financial statements, the results of the independent auditor’s reviews of the quarterly financial statements;

b.	analyses prepared by management and/or the independent auditor setting forth the significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

c.	the effect of regulatory and accounting initiatives on the financial statements of the Company;

d.	any significant changes required in the independent auditor’s audit plan;

e.	any material correcting adjustments that have been identified by the independent auditor in accordance with generally accepted accounting principles and applicable laws, rules and regulations;

Appendix A

f.	any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses;

g.	their assessments of the adequacy of the Company’s internal control structure and procedures of the Company for financial reporting and the resolution of any identified material weaknesses in such internal control structure and procedures; and

h.	other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.

6.	Review with the independent auditor any audit problems or difficulties the auditor encountered in the course of the audit work, including (i) any restrictions on the scope of the independent auditor’s activities or on access to requested information and (ii) any significant disagreements with management. The Audit Committee shall have sole authority to resolve any disagreements between management and the independent auditor.

7.	Review with the independent auditor their plans for, and the scope of, their annual audit for the current year and other examinations of the Company’s financial information and the audit procedures to be utilized.

8.	Consider the independent auditor’s reports and judgments brought to the attention of the Audit Committee about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, significant accounting policies, audit conclusions regarding the reasonableness of significant accounting estimates and any audit adjustments. Also, the Audit Committee shall review and consider information received from the independent auditor regarding all critical accounting policies and practices to be used by the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

9.	Review and discuss the Company’s earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, though this may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

10.	Inquire of management, other internal staff, and/or the independent auditor about significant risks or exposures, the Company’s processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. Also, review and assess the Company’s guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

11.	Establish and maintain an internal audit department of the Company to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and internal quality-control procedures. The Audit Committee shall review the internal audit department of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor. The Audit Committee shall receive as necessary

Appendix A

notification of material adverse findings from internal audits and a progress report on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan.

12.	Review compliance with the Company’s Code of Business Conduct and Ethics annually. The Audit Committee shall review with the Company’s counsel legal and regulatory matters brought to the attention of the Audit Committee that may have a material impact on the financial statements or compliance policies. The Audit Committee shall respond appropriately to any matters reported to the Audit Committee by counsel, including adopting, as necessary, appropriate remedial measures or sanctions, or recommending such action to the Board. To the extent required by applicable laws or regulations, the Company shall disclose, by means of the filing of an applicable SEC reporting form, dissemination by the Internet or by other electronic means, any waiver of or change in the Code of Business Conduct and Ethics for senior executive or financial officers.

13.	Review the procedures established in the Code of Business Conduct and Ethics for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

15.	Report regularly to the full Board and review any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

16.	Evaluate annually the performance of the Audit Committee, including a review of (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (iv) earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

17.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

18.	Obtain, at such times and on such terms as the Audit Committee determines in its sole discretion and at the Company’s expense, advice and assistance from outside legal, accounting and other advisors as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to the independent auditor retained by the Company for the purpose of preparing or issuing an audit report or performing audit review or attest services for the Company, (ii) compensation to any independent counsel or external advisors employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Appendix A

19.	Perform such other functions as may be required by applicable laws, rules and regulations and the Company’s Certificate of Incorporation or Bylaws, or by the Board.

Limitation of Audit Committee’s Role

      The independent auditor and the internal auditing department are or shall be ultimately accountable to the Audit Committee, in its capacity as a committee of the Board, and to the full Board. While the Audit Committee has the oversight, supervisory and other powers and responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Company’s management, internal auditor and the independent auditor. Likewise, it is the responsibility of the Company’s management and/or the independent auditor to bring appropriate matters to the attention of the Audit Committee, and to keep the Audit Committee informed of matters which the Company’s management or the independent auditor believe require attention, guidance, resolution or other actions, the bases therefore and other relevant considerations. While it is not the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws, rules and regulations, the Audit Committee may take such actions with respect to such matters, as it deems necessary or advisable in fulfilling its duties identified above.

      To the fullest extent permissible under applicable law, each member of the Audit Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Audit Committee by any of the Company’s officers, employees, or committees, the independent auditor, the internal auditing department or any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

* * *

      It is acknowledged that all of the above listed tasks and focus areas may not be relevant to all of the matters and tasks that the Audit Committee may consider and act upon from time to time, and the members of the Audit Committee in their judgment may determine the relevance thereof and the attention such items shall receive in any particular context.

      Adopted by the Board of Directors on August 1, 2003.

      Amended by the Board of Directors on January 21, 2004.

ê FOLD AND DETACH HERE ê

CAPITALSOURCE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Shareholders — April 28, 2004

The undersigned hereby appoints John K. Delaney and Steven A. Museles, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 28, 2004 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

     Please cast your votes on the reverse side as described on the reverse side. The Board of Directors recommends a vote FOR Proposal 1. To vote in accordance with the Board of Directors’ recommendation, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendation.

SEE REVERSE
SIDE

Voting Instructions For CapitalSource Inc.’s
2004 Annual Meeting of Shareholders

CapitalSource Inc. shareholders may vote their shares for matters to be covered at the Company’s 2004 Annual Meeting of Shareholders using the attached proxy card. Below are voting instructions.

Voting Procedures

     If you are unable to be present at the meeting in person, you may grant a proxy by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. Shares represented by proxies will be voted as directed by the shareholder. Unless you direct otherwise, if you grant a proxy your shares will be voted FOR the Board’s three nominees for the Board of Directors. If you return your proxy by mail, you have the right to revoke your proxy in writing (by another proxy bearing a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke your proxy. Votes submitted by mail must be received on or before April 27, 2004.

THANK YOU FOR VOTING.

ê FOLD AND DETACH HERE ê

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.	ELECTION OF DIRECTORS: Nominees are:
01 Andrew B. Fremder
	02 Tully M. Friedman 03 Paul R. Wood	☐	VOTE FOR all nominees except those I have listed below	☐	VOTE WITHHELD from all nominees	THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) on the line provided above.)
Address Change? Mark Box ☐ Indicate changes below.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.